Exhibit 16.1

August 5, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:           Mexus Gold US

We have read the statements that we understand Mexus Gold US will include under Item 4.01 the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.

Very truly yours,

/s/ De Joya Griffith, LLC

De Joya Griffith, LLC
Certifies Public Accountants